FS-3 Page 1 of 2
Conectiv Energy Supply, Inc. Consolidated Balance Sheet (Dollars in Millions) (Unaudited)
ASSETS	As of June 30, 2005

Current Assets
Cash and cash equivalents	*
Accounts receivable	*
Accounts receivable from associated companies	*
Inventories, at average cost	*
Prepayments	*
*

Investments and Other Assets
Goodwill and other intangibles	*
Other	*
*

Property, Plant and Equipment
Property, plant and equipment	*
Less: Accumulated depreciation	*
Net Plant	*

Total Assets	*

LIABILITIES AND OWNER'S EQUITY

Current Liabilities
Short-term debt	*
Accounts payable	*
Interest and taxes accrued	*
Note payable to associated companies	*
Other	*
*

Deferred Credits and Other Liabilities
Derivative instruments	*
Other	*
*

Capitalization
Common stock	*
Additional paid-in capital	*
Other comprehensive income	*
Retained earnings	*
Retained earnings	*
Total capitalization	*

Total Capitalization and Liabilities	*

* Filed under request for confidential treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935.
_______________________________________________________________________

FS-3 Page 2 of 2
Conectiv Energy Supply, Inc. Consolidated Statements of Income Dollars in Millions (Unaudited)
Six Months Ended June 30, 2005

OPERATING REVENUES
Electric	*
Gas	*
Other	*
*

OPERATING EXPENSES
Electric fuel and purchased energy and capacity	*
Gas purchased	*
Cost of sales	*
Operation and maintenance	*
Depreciation and amortization	*
Taxes other than income taxes	*
*
OPERATING INCOME	*

OTHER INCOME	*

INTEREST EXPENSE	*

INCOME BEFORE INCOME TAXES	*

INCOME TAXES	*

NET INCOME	*

* Filed under request for confidential treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935.